As filed with the Securities and Exchange Commission on June 19, 2009
                                                     Registration No. 333-155485
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                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

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                                   FORM F-6/A
                        POST-EFFECTIVE AMENDMENT NO. 1 TO
                             REGISTRATION STATEMENT
                                      UNDER
          THE SECURITIES ACT OF 1933 FOR DEPOSITARY SHARES EVIDENCED BY
                          AMERICAN DEPOSITARY RECEIPTS

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                     SUMITOMO REALTY & DEVELOPMENT CO., LTD.
   (Exact name of issuer of deposited securities as specified in its charter)

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                                       N/A
                    (Translation of issuer's name in English)

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                                      Japan
            (Jurisdiction of incorporation or organization of issuer)

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                                 CITIBANK, N.A.
             (Exact name of depositary as specified in its charter)

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                                 399 Park Avenue
                            New York, New York 10043
                                 (212) 816-6690
   (Address, including zip code, and telephone number, including area code, of depositary's principal executive offices)

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                 CITIBANK, N.A. - DEPOSITARY RECEIPTS DEPARTMENT
                              388 Greenwich Street
                            New York, New York 10013
                                 (212) 816-6690
(Name, address, including zip code, and telephone number, including area code of agent for service)

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                                   Copies to:
                              Herman H. Raspe, Esq.
                       Patterson Belknap Webb & Tyler LLP
                           1133 Avenue of the Americas
                            New York, New York 10036

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It is proposed that this filing become effective under Rule 466:
                                                    |X| immediately upon filing.
                                                    |_| on (Date) at (Time).

If a separate registration statement has been filed to register the deposited shares, check the following box: |_|

                         ______________________________

                    DE-REGISTERING AMERICAN DEPOSITARY SHARES
                                  EVIDENCED BY
                          AMERICAN DEPOSITARY RECEIPTS

                         ______________________________

            The fifty million (50,000,000) American Depositary Shares, which were registered under Registration Statement No. 333-155485 and have not been issued prior to the date hereof, are hereby being de-registered effective immediately.

                                   SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that all the requirements for filing on Form F-6 are met and has duly caused this Post-Effective Amendment No. 1 to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on the 19th day of June, 2009.


                                    Legal entity created by the agreement set forth in the American Depositary Receipts evidencing American Depositary Shares representing shares of common stock of Sumitomo Realty & Development Co., Ltd.


                                    CITIBANK, N.A., as Depositary


                                    By: /s/ Richard Etienne
                                        ---------------------------------------
                                        Name:  Richard Etienne
                                        Title: Vice President

                                Index of Exhibits

                                                                    Sequentially
Exhibit                        Document                            Numbered Page
-------                        --------                            -------------

(a)                            Previously Filed

(d)                            Previously Filed

(e)                            Rule 466 Certification